SCHEDULE A

to the

Distribution Agreement

between

DGI Investment Trust

and

Northern Lights Distributors, LLC

Effective April 16, 2025

Fund Portfolio(s)

DGI Balanced Fund

DGI U.S. Government Money Market Fund

DGI Investment Trust

Distribution Fee Letter